Exhibit 99.1

Transcend Services, Inc.

Press Release Dated January 25, 2006

FOR IMMEDIATE RELEASE

Contact:	Larry Gerdes, CEO, larry.gerdes@trcr.com
404-364-8000

January 25, 2006

(BW) (TRANSCEND SERVICES, INC.)(TRCR)

TRANSCEND REPORTS AN 87% INCREASE IN REVENUE

AND A NET LOSS OF $0.06 PER SHARE INCLUDING UNUSUAL ITEMS

Atlanta, Georgia TRANSCEND SERVICES, INC. (TRCR/Nasdaq Market) today announced its results for the three months and year ended December 31, 2005.

For the three months ended December 31, 2005, Transcend reported revenue of $7,304,000, which represents an 87% increase over the comparable prior year quarter. Gross profit as a percentage of revenue decreased to 14% from 29%. The net loss for the fourth quarter of 2005 was $444,000, or $0.06 per share including three unusual items that totaled $276,000. This compares to net income of $82,000, or $0.01 per share, for the fourth quarter of 2004.

Most of the revenue increase of $3,403,000 between the fourth quarters of 2005 and 2004 is attributable to the acquisition of Medical Dictation, Inc. (“MDI”) on January 31, 2005. MDI contributed revenue of $2,933,000 to the fourth quarter of 2005. Excluding MDI, the Company’s revenue increased $470,000 or 12% in the fourth quarter of 2005 compared to the fourth quarter of 2004.

When compared to revenue of $6,654,000 in the third quarter of 2005, revenue increased $650,000 in the fourth quarter of 2005 for the following reasons: (1) an increase in transcription revenue of $597,000 related to new customers installed during 2005; (2) an increase in transcription revenue of $134,000 from existing customers; (3) a decrease in transcription revenue of $103,000 related to customers which have terminated their service contracts; and (4) an increase in other revenue of $22,000.

The Company has signed, but uninstalled, contracts that represent estimated first-year revenue of $920,000 as of December 31, 2005 as well as contracts which have either been acquired or awarded but not yet signed, representing estimated first-year revenue of $1,255,000 as of January 25, 2006. The Company expects to begin generating revenue from all of these during the next several months.

The deterioration in gross profit as a percentage of revenue from 29% in the fourth quarter of 2004 to 14% in the fourth quarter of 2005 is attributable to the following: (1) competitive pricing pressure from both new and existing customers; (2) the addition of MDI, which historically has had lower gross margins; (3) costs associated with the restructuring of operations to improve quality and customer retention; (4) the cost of recruiting and training new transcriptionists and transitioning existing transcriptionists to become speech recognition editors; and (5) a one-time reserve related to a judgment against the company for sales taxes on equipment used for transcription purchased in 2001–2003.

Alex Muñoz, Executive Vice President of Operations, commented: “We are extremely pleased with the contribution which MDI has made this year and with our overall revenue growth. Overall gross profit as a percentage of revenue has been unacceptable, however. While it has not come cheaply, the positive side of the reorganization is that we are starting to see reductions in turn-around times and higher quality which we hope will lead to improved customer retention.

Munoz went on to say, “We have a number of gross margin improvement initiatives underway. The most critical of these is the rollout of our BeyondTXT speech recognition capability. In December, we tripled the weekly line volume going through BeyondTXT compared to recent previous months, and we are continuing to aggressively roll out the technology.”

Selling, research and development and general and administrative expense increased $282,000 or 27% in the fourth quarter of 2005 compared to the fourth quarter of 2004 due primarily to the acquisition of MDI, which added $250,000 to overhead. Selling, research and development and general and administrative expense as a percentage of revenue decreased to 18% in the fourth quarter of 2005 from 26% in the fourth quarter of 2004.

During the fourth quarter, Transcend incurred the following unusual expenses: (1) a $113,000 breakup fee related to a potential credit facility which was abandoned in order to close the Company’s new credit facility with Healthcare Finance Group (HFG); (2) $94,000 in legal fees related to a previously disclosed dispute over fees payable to Transcend under an earn-out provision of a 2000 asset sale agreement; and (3) $69,000 related to a ruling on a Georgia sales tax assessment on assets acquired in 2001-2003. Of the $276,000 total, $49,000 was charged to direct costs of revenue, $115,000 to general and administrative expense and $112,000 to interest and other expense.

The Company completed a reduction in force during the fourth quarter which is expected to generate approximately $600,000 in annual savings beginning in January of 2006. The positive impact of this reduction in force on fourth quarter results was minimal due to timing and severance costs.

For the year ended December 31, 2005, Transcend reported revenue of $25,817,000, which represents a 70% increase over the comparable prior year period. Gross profit as a percentage of revenue decreased to 17% from 28%. The net loss for the year ended December 31, 2005 was $1,192,000, or $0.16 per share, compared to net income of $277,000, or $0.04 per share, for the comparable prior year period.

Cash totaled $762,000 as of December 31, 2005, which represents an increase of $304,000 from December 31, 2004. Accounts receivable totaled $3,174,000, which represents an increase of $2,021,000 from December 31, 2004 due primarily to the acquisition of MDI. The number of days of revenue in accounts receivable was 19 days as of December 31, 2005 compared to 18 days as of December 31, 2004.

The Company had no debt as of December 31, 2004, but had debt of $5,829,000 as of December 31, 2005. $3,100,000 of this amount is the balance on a promissory note related to the acquisition of MDI, including $767,000 which is classified as short-term and is payable on January 31st, 2006. The original MDI promissory note was $3,500,000. The former owner of MDI subsequently converted $400,000 of the note to common stock, including $300,000 converted during the fourth quarter of

2005. In addition, Transcend issued a $1,000,000 promissory note during the second quarter of 2005 for the establishment of a transcription training center in Abilene TX, which has been reduced to $850,000 after earned training credits.

In December, the Company secured a four year, $5.6 million credit facility with Healthcare Finance Group which replaced the Company’s previous $2.0 million credit facility with a bank. The new facility includes up to $3.6 million under a revolving accounts receivable-based line of credit and up to $2.0 million of term loans to fund acquisitions. Borrowings bear interest at LIBOR plus 4%, are secured by Company assets and require that the Company maintain certain financial and other covenants. The balance outstanding on the revolving line of credit as of December 31, 2005 was $1,879,000. There was no balance outstanding on the acquisition loan.

The Company’s working capital was $1,532,000 as of December 31, 2005 compared to $1,039,000 as of December 31, 2004. This compares to a working capital deficit of $128,000 as of September 30, 2005. The improvement compared to September 30, 2005 is attributable primarily to the replacement of the Company’s short-term bank line of credit with a long-term revolving line of credit with HFG.

Larry Gerdes, President and Chief Executive Officer, added comments regarding the Company’s financial results and financial condition: “I was disappointed by our financial results this year. However, I am encouraged that Lance Cornell, our Chief Financial Officer, was able to put new financing in place before the end of 2005 which gives us more flexibility to grow in 2006 and beyond. We have launched the initiatives necessary to improve results in 2006. Now that we have cut certain overhead costs, the focus will continue to be on gross margin improvement while simultaneously growing the base business and potentially acquiring new businesses. I believe we have the right team in place to execute our plans going forward.”

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on January 25, 2006 at 11:00 a.m. EDT. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-1409 (the international dial-in number), enter the conference identification number 4289809 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 4289809 from two hours after the completion time of the conference call until midnight on January 27th.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing.

For more information, visit http://www.transcendservices.com.

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

Amounts in Thousands, Except Per Share Amounts and Percentages

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenue	$7,304	$3,901	$25,817	$15,197
Direct costs	6,245	2,788	21,381	10,919

Gross profit	1,059	1,113	4,436	4,278

Operating expenses:
Marketing and sales	96	275	893	1,077
Research and development	93	97	411	351
General and administrative	1,123	658	3,949	2,551

Total operating expenses	1,312	1,030	5,253	3,979

Operating (loss) income	(253)	83	(817)	299

Interest and other (expense) income, net	(191)	(3)	(372)	(21)

Net (loss) income before income tax provision	(444)	80	(1,189)	278

Benefit (provision) for income taxes	—	2	(3)	(1)

Net (loss) income	$(444)	$82	$(1,192)	$277

Basic (loss) earnings per share	$(0.06)	$0.01	$(0.16)	$0.04

Weighted average shares outstanding - basic EPS	7,746	7,332	7,592	7,328

Diluted (loss) earnings per share	$(0.06)	$0.01	$(0.16)	$0.04

Weighted average shares outstanding - diluted EPS	7,746	7,527	7,592	7,631

TRANSCEND SERVICES, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

DECEMBER 31, 2005 and DECEMBER 31, 2004

Amounts in Thousands

	December 31, 2005	December 31, 2004
ASSETS

Cash and cash equivalents	$762	$458
Accounts receivable, net	3,174	1,153
Other current assets	142	170
Property and equipment, net	1,666	1,663
Goodwill and other intangible assets, net	4,168	—
Other assets	348	27

	$10,260	$3,471

LIABILITIES & STOCKHOLDERS’ EQUITY

Short-term debt	$767	$—
Accounts payable and accrued expenses	1,779	742
Other long-term liabilities	36	—
Long-term debt	5,062	—
Stockholders’ equity	2,616	2,729

	$10,260	$3,471